Exhibit 10.1

FORM OF CONVERTIBLE NOTE PURCHASE AGREEMENT

This Convertible Note Purchase Agreement (this “Agreement”) is made and entered into as of June     , 2010, by and between Maui Land & Pineapple Company, Inc., a Hawaii corporation (the “Company”) and                                         (including any other persons or entities selling Notes hereunder for whom the undersigned Holder holds contractual and investment authority, “Holder”).  The Company and Holder are sometimes referred to individually as a “Party” and collectively as the “Parties.”  Capitalized terms used but not defined herein shall have the meanings given to them in the Securities Purchase Agreement or the Notes, as applicable (each as defined in Recital A below).  This Agreement is one of multiple agreements entered into between holders of Notes (the “Holders”) and the Company on the same terms as this Agreement (collectively referred to as the “Agreements”).  The Holders entering into the Agreements are referred to herein as the “Participating Holders.”

R E C I T A L S

A.                                    Pursuant to that certain Securities Purchase Agreement (the “Securities Purchase Agreement”), dated as of July 27, 2008, the Company sold an aggregate of Forty Million Dollars ($40,000,000) in principal amount of Senior Secured Convertibles Notes (the “Notes”) to the investors listed on the Schedule of Buyers attached thereto.

B.                                    Holder is currently the holder of the Sold Notes (as defined in Article I below).

C.                                    Holder desires to sell the Sold Notes to the Company, and the Company desires to purchase the Sold Notes from Holder, on the terms and subject to the conditions of this Agreement.

D.                                    In order to fund the purchase of the Sold Notes, the Company intends to enter into and consummate a financing transaction structured as an offering of rights to its shareholders to purchase shares of the Company’s common stock (the “Common Stock”) pursuant to a registration statement (the “Registration Statement”) filed with the Securities Exchange Commission (the “Rights Offering”).

E.                                      Pursuant to Section 9(e) of the Securities Purchase Agreement, provisions of the Securities Purchase Agreement can be amended or waived by a written instrument signed by the Company and holders of at least sixty percent (60%) of the aggregate number of Registrable Securities issued under the Securities Purchase Agreement, and pursuant to Section 16 of the Notes, provisions of the Notes can be amended or waived by the written consent of Holders of Notes representing at least sixty percent (60%) of the aggregate principal amount of the Notes then outstanding.

F.                                      On June 22, 2010 (the “Initial Effective Date”), the Company entered into Agreements with Holders holding in excess of sixty percent (60%) of the aggregate number of Registrable Securities issued under the Securities Purchase Agreement and the aggregate principal amount of the Notes outstanding as of such date.

G.                                    In connection with the sale of the Sold Notes hereunder, and the consummation of the Rights Offering, Holder, together with certain other holders of the Notes holding the requisite amount of Registrable Securities, desires to waive and amend certain provisions of the Securities Purchase Agreement, and Holder, together with certain other holders of the Notes representing the Required Holders (as defined in the Notes), desires to waive and amend certain provisions of the Notes.

A G R E E M E N T

NOW THEREFORE, in consideration for the mutual covenants and representations set forth herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto hereby agree as follows:

ARTICLE I:  SALE AND PURCHASE OF THE NOTES; LOCK-UP FEE

Section 1.1                                   Sale and Purchase of Notes.  Subject to satisfaction of the conditions set forth in Section 1.3 below, Holder hereby agrees to sell and deliver to the Company, and the Company hereby agrees to purchase from Holder, the following Notes and all accrued but unpaid interest thereon for the cash purchase price specified immediately below (the “Sale”).

a.                                       Principal Amount of Notes to be Sold:                                ($          ) (the “Sold Notes”).

b.                                       Cash Purchase Price:                                ($          ), representing eighty eight percent (88.0%) (the “Base Percentage”) of the aggregate principal amount of the Sold Notes, plus all accrued and unpaid interest on the Sold Notes through the date immediately prior to the closing of the Sale (the “Purchase Price”).

c.                                       Most Favored Nation.  Should the Company enter into an arrangement with any other Holder (who is not a Participating Holder) between the date hereof and the date that is 180 calendar days from the Initial Effective Date (the “End Date”), which, by its terms, provides such Holder with payment of the principal amount of its Note of greater than ninety percent (90.0%) (the “Relevant Percentage”) of the face value of such Note (the “More Favorable Transaction”), the Company shall promptly provide notice to the Holder containing all provisions of the More Favorable Transaction and the terms of this Agreement shall be deemed automatically amended to include the terms of such More Favorable Transaction.  If such an amendment is given effect prior to Closing (as defined in Section 1.4), the Base Percentage shall equal (A) eighty eight percent (88.0%) plus (B) (i) the Relevant Percentage minus (ii) ninety percent (90.0%) (the sum of (A) and (B), the “Revised Percentage”).  If such an amendment is given effect after the Closing but prior to the End Date, the Company shall apply the Revised Percentage to the Purchase Price and pay to the Holder within two (2) Business Days of the amendment an amount that is equal to the difference between the Purchase Price at Closing and the new Purchase Price determined by substituting the Revised Percentage for the Base Percentage.

Section 1.2                                   No Liens.  Holder shall deliver or cause to be delivered to the Company all right, title and interest in and to the Sold Notes free and clear of any mortgage, lien, pledge, charge, security interest, encumbrance, option, equity or other adverse claim thereto (collectively, “Liens”), together, at the Company’s expense, with any customary documents of conveyance or transfer that the Company may deem necessary or desirable to transfer to and confirm in the Company all right, title and interest in and to the Sold Notes free and clear of any Liens.

Section 1.3                                   Condition to Obligations.

a.                                       The obligation of the Company to consummate the Sale and carry out the other transactions contemplated by this Agreement is, unless waived in writing by the Company, subject to the fulfillment on or prior to the Closing of the following conditions:

i.                                         Completion by the Company of the Rights Offering, which results in aggregate gross proceeds to the Company of an amount at least equal to the aggregate Purchase Price of all of the Sold Notes under the Agreements (the “Financing Transaction”).

ii.                                     The representations and warranties of the Holder set forth in Article II shall be true and correct as of the date hereof and on and as of the Closing, except to the extent such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such other date.  The Holder shall have performed and complied fully with all of the covenants and agreements required by this Agreement to be performed or complied with by the Holder on or prior to Closing.

iii.                                 No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Sale shall have been issued by any court of competent jurisdiction or other Governmental Authority (as defined in Section 3.3) and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Sale that makes consummation of the Sale illegal.

iv.                                    There shall not be pending any Legal Proceeding in which a Governmental Authority or any third party is a party: (a) challenging or seeking to restrain, prohibit, rescind or unwind the consummation of the Sale or the Financing Transaction; (b) relating to the Sale or the Financing Transaction and seeking to obtain from the Company any damages or other relief that would reasonably be expected to be material to the Company; or (c) seeking to impose (or that could result in the imposition of) any criminal sanctions or liability on the Company.

b.                                       The obligation of the Holder to consummate the Sale and carry out the other transactions contemplated by this Agreement is, unless waived in writing by the Holder, subject to the fulfillment on or prior to the Closing of the following conditions:

i.                                         The representations and warranties of the Company set forth in Article III shall be true and correct as of the date hereof and on and as of the Closing, except to the extent such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such other date.  The Company shall have performed and complied fully with all of the covenants and agreements required by this Agreement to be performed or complied with by the Company on or prior to Closing.  The Company shall have delivered to the Holder a certificate, dated as of Closing and signed by an authorized officer of the Company, to the foregoing effect and stating that all conditions to the Holder’s obligations under this Agreement have been satisfied or waived.

ii.                                     The Company’s compliance in full with the terms of the Securities Purchase Agreement and Notes, including, but not limited to, the obligation to pay Interest on any outstanding Principal at the applicable Interest Rate on each Interest Date.

iii.                                 No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Sale or the Financing Transaction shall have been issued by any court of competent jurisdiction or other Governmental Authority and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Sale or the Financing Transaction that makes consummation of the Sale and/or the Financing Transaction illegal.

iv.                                     There shall not be pending any Legal Proceeding in which a Governmental Authority or any third party is a party challenging or seeking to restrain, prohibit, rescind or unwind the consummation of the Sale or the Financing Transaction.

For purposes of this Section 1.3, “Legal Requirement” means any federal, state, provincial, territorial, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, injunction, judgment, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

For purposes of this Section 1.3, “Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

Section 1.4                                   Closing of Sale.  The closing of the Sale, which shall include the delivery of the Sold Notes to the Company and the delivery of the Purchase Price by wire transfer of immediately available funds to an account designated by Holder, shall occur on the date on which the Financing Transaction is consummated or the following Business Day thereafter if the closing is unable to be completed, despite the best efforts of the Parties, on the date on which the Financing Transaction is consummated (the “Closing”).

Section 1.5                                   Lock-Up Fee.  In consideration of Holder’s compliance with the covenants set forth in Article VIII, the Company hereby agrees to pay to Holder, or its designee, a fee in the amount of                      ($          ), representing two percent (2.0%) of the aggregate principal amount of the Sold Notes (the “Lock-Up Fee”).  The Lock-Up Fee shall be paid by wire transfer of immediately available funds to an account designated by Holder on the date this Agreement is executed, and shall be deemed fully earned upon receipt.  The Company’s obligation to pay the Lock-Up Fee, and Holder’s right to receive and retain the Lock-Up Fee in connection with this securities contract, shall not be conditioned upon the consummation of the Sale.  For the avoidance of doubt, (i) upon consummation of the Sale, the Purchase Price shall be paid in full and shall not be offset by the Lock-Up Fee; and (ii) the Company acknowledges and agrees that it is receiving reasonably equivalent value and fair consideration in exchange for the payment of the Lock-Up Fee.

ARTICLE II:  COVENANTS, REPRESENTATIONS AND WARRANTIES OF HOLDER

Holder hereby makes the following covenants, representations and warranties to the Company, each of which is and shall be true and correct on the date hereof and at the Closing, and all such covenants, representations and warranties shall survive the Sale.

Section 2.1                                   Power and Authorization.  Holder is duly organized, validly existing and in good standing, and has the power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the Sale contemplated hereby.  If a Holder that is signatory hereto is executing this Agreement to effect the sale of Sold Notes beneficially owned by one or more other persons or entities (who are thus included in the definition of “Holder” hereunder), (i) such signatory Holder has all requisite discretionary and contractual authority to enter into this Agreement on behalf of, and bind, each such other person or entity that is a beneficial owner of Sold Notes, and (ii) Schedule A to this Agreement is a true, correct and complete list of (a) the name of each person or entity delivering (as beneficial owner) Sold Notes hereunder, (b) the principal amount of such Holder’s Sold Notes, and (c) the portion of the Purchase Price to be paid to such Holder.

Section 2.2                                   Valid and Enforceable Agreement; No Violations.  This Agreement has been duly executed and delivered by Holder and constitutes a legal, valid and binding obligation of Holder, enforceable against Holder in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (ii) general principles of equity (collectively, the

“Enforceability Exceptions”).  This Agreement and the consummation of the Sale will not violate, conflict with or result in a breach of or default under (a) Holder’s organizational documents, (b) any agreement or instrument to which Holder is a party or by which Holder or any of its assets are bound, or (c) any laws, regulations or governmental or judicial decrees, injunctions or orders applicable to Holder.  Notwithstanding anything contained herein to the contrary, no covenant, representation or warranty is being made by the Holder with respect to the enforceability or effectiveness of actions to be taken under or in connection with the Securities Purchase Agreement or the Notes, including, without limitation, the provisions, waivers and/or amendments set forth in Articles IV, V and/or VI, other than insofar as such waivers apply to the Holder.

Section 2.3                                   Title to the Sold Notes.  Holder is the sole legal and beneficial owner of the Sold Notes, and Holder has good, valid and marketable title to the Sold Notes, free and clear of any Liens.  Holder has not, in whole or in part (i) assigned, transferred, hypothecated, pledged, exchanged or otherwise disposed of any of the Sold Notes or its rights in the Sold Notes, or (ii) given any person or entity any transfer order, power of attorney or other authority of any nature whatsoever with respect to the Sold Notes.  Upon Holder’s delivery of the Sold Notes to the Company pursuant to the Sale, the Sold Notes shall be free and clear of all Liens created by Holder.

Section 2.4                                   No Illegal Transactions.  Holder covenants that, from and after the date hereof and prior to the time the transactions contemplated by this Agreement are publicly disclosed, neither it nor any person acting on its behalf or pursuant to any understanding with such Holder will engage, directly or indirectly, in any transactions in the securities of the Company (including Short Sales) prior to the time the transactions contemplated by this Agreement are publicly disclosed.  For purposes of this Agreement, “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 of Regulation SHO promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, derivatives and similar arrangements, and sales and other transactions through non-U.S. broker-dealers or foreign regulated brokers.

Section 2.5                                   Adequate Information; No Reliance.  Holder acknowledges and agrees that (i) Holder has been furnished with all materials and information it considers relevant to making a decision to enter into the Sale and has had the opportunity to review the Company’s filings with the Securities and Exchange Commission (the “SEC”), (ii) Holder has had a full opportunity to ask questions of the Company and its management concerning the Company, its business, operations, financial performance, financial condition and prospects, and the terms and conditions of the Sale, (iii) Holder has had the opportunity to consult with its accounting, tax, financial and legal advisors to be able to evaluate the risks involved in the Sale and to make an informed investment decision with respect to the Sale, and (iv) Holder is not relying, and has not relied, upon any statement, advice (whether legal, tax, financial, accounting or other), representation or warranty made by the Company or any of its Representatives, except for (a) the publicly available filings made by the Company with the SEC under the Exchange Act, and (b) the representations and warranties made by the Company in this Agreement. For purposes of this Agreement, “Representatives” of a Party shall mean the directors, officers, controlling shareholders, employees, agents or advisors (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors) of that Party or of any subsidiary or affiliate of that Party.

Section 2.6                                   No Public Solicitation.  Holder acknowledges that, in the course of considering, negotiating, entering into and consummating the Sale of the Sold Notes hereunder, Holder was not contacted by or solicited through any public or widespread communication.

Section 2.7                                   Release of Collateral.  Subject to and concurrent with the Closing, Holder hereby releases all interests it may have under the Notes and the Security Documents to all Collateral securing obligations of the Company under the Notes.  Following the Closing, Holder shall, or shall instruct the Collateral Agent to, at the expense of the Company, execute, deliver, record and file such documents and instruments reasonably requested by the Company to evidence the release of the Collateral with respect to Holder under the Security Documents, including, without limitation, the reconveyance of the Properties covered by Mortgages and the filing of UCC termination statements, or amendments thereto, as applicable.

ARTICLE III:  COVENANTS, REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby makes the following covenants, representations and warranties to Holder, each of which is and shall be true and correct on the date hereof and at the Closing, and all such covenants, representations and warranties shall survive the Sale.

Section 3.1                                   Power and Authorization.  The Company is duly incorporated, validly existing and in good standing under the laws of its state of incorporation, and has the power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the Sale contemplated hereby.

Section 3.2                                   Valid and Enforceable Agreement; No Violations.  This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to the Enforceability Exceptions.  This Agreement and consummation of the Sale will not violate, conflict with or result in a breach of or default under (i) the charter, bylaws or other organizational documents of the Company, (ii) any agreement or instrument to which the Company is a party or by which the Company or any of its assets are bound, or (iii) any laws, regulations or governmental or judicial decrees, injunctions or orders applicable to the Company.

Section 3.3                                   Compliance with Applicable Law.

a.                                       The Company shall comply with all Applicable Law, including the obtaining of all Governmental Approvals, in performing its obligations hereunder and any actions taken in connection herewith.

b.                                       For purposes of Section 1.3, this Section 3.3, Section 7.6 and/or Section 9.1, as applicable, the following definitions shall apply:

i.                                         “Applicable Law” means all applicable provisions of constitutions, statutes, rules, regulations and orders of any Governmental Authority, including all orders and decrees of all courts, tribunals and arbitrators.

ii.                                     “Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

iii.                                 “Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, administrative, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.

Section 3.4                                   Information.  For so long as this Agreement is in effect: (i) the Company shall furnish promptly to the Holder all documentation and information pertaining to the business or operations, financial condition, operating results or future prospects of the Company (including, but not limited to, the information set forth in Section 4(e) of the Securities Purchase Agreement) as may be requested by such Holder and shall make available appropriate senior management to discuss the foregoing; and (ii) the Company shall furnish to the Holder, or Holder’s legal counsel, final drafts of all transaction documentation pertaining to the Financing Transaction (including, but not limited to, Form S-1 and/or S-3, as the case may be, and Form 8-K SEC filings) at least one (1) Business Day prior to the filing of such documentation with the SEC, which public filings shall occur no later than one (1) Business Day after the date hereof.

Section 3.5                                   Individual Holdings.  The Company shall not disclose the Holder’s name or individual Note holdings of Holder to any other Holder or any third party, including, without limitation, in any public filings, without the prior written consent of the Holder.

ARTICLE IV:  WAIVER OF TERMS OF SECURITIES PURCHASE AGREEMENT

In accordance with Section 9(e) of the Securities Purchase Agreement, Holder (together with certain other Holders of the Notes holding the requisite amount of Registrable Securities) hereby agrees to waive certain provisions of the Securities Purchase Agreement as set forth in this Article IV on behalf of itself and each of the other Holders of the Notes.

Section 4.1                                   Waiver of Notice Requirement and Preemptive Right.  In accordance with Section 4(o)(iii) of the Securities Purchase Agreement, the Company is obligated to deliver a written notice of any proposed or intended issuance or sale of the securities being offered in a Subsequent Placement to the Holders of the Notes.  In addition, the Company is obligated to offer to issue and sell to the Holders of the Notes at least thirty percent (30%) of the securities offered in the Subsequent Placement.  The Parties acknowledge that the issuance of securities in the Financing Transaction may constitute a Subsequent Placement requiring the Company to provide the Holders of the Notes notice and the opportunity to participate in the Subsequent Placement.  Holder hereby waives the right to receive notice of the Financing Transaction and to participate in the Financing Transaction, pursuant to Section 4(o)(iii) of the Securities Purchase Agreement.

ARTICLE V:  WAIVER OF TERMS OF NOTES

Subject to Section 5.4 of this Agreement, in accordance with Section 16 of the Notes, Holder (together with certain other Holders of the Notes representing the Required Holders) hereby agrees to waive certain provisions of the Notes as set forth in this Article V on behalf of itself and on behalf of each of the other Holders of the Notes.

Section 5.1                                   Waiver of Redemption Right Upon Change of Control.  Pursuant to Section 5(b) of the Notes, the Company is obligated to deliver written notice to the Holders of the Notes upon the consummation of a Change of Control (as defined in the Notes), and the Holders of the Notes may require the Company to redeem all or any portion of their Notes.  The Parties acknowledge that the Financing Transaction may result in a Change of Control requiring the delivery of notice by the Company and providing a right of redemption to the Holders of the Notes.  Holder hereby waives the right to receive notice of any Change of Control that may occur in connection with the Financing Transaction and further waives the right to redeem all or any portion of the Notes as a result of a Change of Control that may occur in connection with the Financing Transaction pursuant to Section 5(b) of the Notes.

Section 5.2                                   Waiver of Notice and Purchase Right.  Pursuant to Section 6(a) of the Notes, if at any time the Company grants, issues or sells any securities or other property pro rata to the holders of the Common Stock (the “Purchase Rights”), then Holders of the Notes will be entitled to acquire the aggregate Purchase Rights which such Holders could have acquired if they had converted their Notes into Common Stock as of the date on which the Purchase Rights are sold or issued.  The Parties acknowledge that the securities to be issued in the Financing Transaction may constitute Purchase Rights for purposes of the Notes requiring the Company to provide Holders of the Notes with an opportunity to purchase their respective pro rata shares of the Purchase Rights sold in the Financing Transaction.  Holder hereby waives the right to participate in the Financing Transaction pursuant to Section 6(a) of the Notes and waives the right to receive notice of the Financing Transaction pursuant to Section 24(a) of the Notes.

Section 5.3                                   Waiver of Anti-Dilution Adjustment.  Pursuant to Section 7(a) of the Notes, if the Company issues or sells any shares of the Common Stock for consideration per share less than the Conversion Price (as defined in the Notes) in effect immediately prior to such issue or sale, then there shall be an adjustment to the Conversion Price on the terms set forth therein.  The Parties acknowledge that the Company will be deemed to have issued shares of the Common Stock in the Financing Transaction for consideration per share less than the Conversion Price.  Holder hereby waives the right to have the Conversion Price adjusted as a result of the Financing Transaction pursuant to Section 7(a) of the Notes.

Section 5.4                                   Effectiveness of Waivers.  Notwithstanding anything to the contrary contained herein, the waivers and agreements set forth in this Article V shall be of no force or effect (other than the waiver set forth in Section 5.2) in the event this Agreement is terminated for any reason pursuant to Section 9.1 (other than pursuant to Section 9.1(b)(viii)) or in the event the Financing Transaction is consummated and the Closing does not occur as provided in Section 1.4.

ARTICLE VI:  AMENDMENTS TO NOTES AND SECURITIES PURCHASE AGREEMENT

In accordance with Section 16 of the Notes, Holder (together with certain other holders of the Notes representing the Required Holders) hereby agrees to amend certain provisions of the Notes as set forth in this Article VI on behalf of itself and each of the other Holders of the Notes.

Section 6.1                                   Amendment.  The Notes are hereby amended by deleting the language of Section 11(a) in its entirety and replacing it with “Reserved.”  The remaining provisions of the Notes shall be unaffected by this amendment and shall continue in full force and effect.  Notwithstanding anything to the contrary contained herein, the amendment described in this Section 6.1 shall be of no force or effect in the event this Agreement is terminated for any reason pursuant to Section 9.1 (other than pursuant to Section 9.1(b)(viii)) or in the event the Financing Transaction is consummated and the Closing does not occur as provided in Section 1.4.

Section 6.2                                   Collateral Agent.  The Securities Purchase Agreement is amended by deleting the words “thirty (30)” where they appear in Section 4(q) and replacing them with the words “five (5).”  The Company otherwise agrees to procure, and accepts full responsibility with respect to, the appointment of a successor collateral agent pursuant to Section 4(q)(iii) (as amended by this Section 6.2).  The remaining provisions of the Securities Purchase Agreement  shall be unaffected by this amendment and shall continue in full force and effect.  Notwithstanding anything to the contrary contained herein, the amendment described in this Section 6.2 shall be of no force or effect in the event this Agreement is terminated for any reason pursuant to Section 9.1 (other than pursuant to Section 9.1(b)(viii)) or in the event the Financing Transaction is consummated and the Closing does not occur as provided in Section 1.4.

ARTICLE VII:  CONFIDENTIALITY

Section 7.1                                   Confidential Material.  For purposes of this Agreement, “Confidential Material” shall include any and all information furnished or otherwise communicated by or on behalf of the Company, whether in written, electronic or oral form, to Holder or any of its Representatives, relating in any manner to the Company or its business or operations, financial condition, operating results or future prospects, and any and all notes, analyses, compilations, studies, interpretations or other documents prepared by Holder or any of its Representatives which contain Confidential Material.  However, in no event shall “Confidential Material” include information which (i) is or becomes generally available to the public other than as a result of a disclosure by Holder or its Representatives, or (ii) Holder is able to demonstrate is or has become available to Holder on a non-confidential basis from a source other than the Company, any of the Company’s Representatives or any other person who Holder knows, or has reason to know, is bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation to either the Company or to any other person.

Section 7.2                                   Confidentiality and Non-Disclosure of Confidential Material.  Subject to Section 7.4, Holder covenants that it will keep, and that it will cause its Representatives to keep, in strict confidence all Confidential Material, whether received from the Company or any of its Representatives or prepared by Holder or any of its Representatives.

Section 7.3                                   Non-Disclosure of Discussions.  Holder also agrees that, without the prior written consent of the Company (which the Company may withhold in its sole and absolute discretion), neither Holder nor any of its Representatives shall publish a press release or otherwise publicly disclose the fact that any Confidential Material has been made available by the Company to Holder, that Holder has entered into this Agreement, or that the Parties intend to consummate the Sale and the other transactions contemplated by this Agreement; provided, however, that Holder may make such disclosure if, in the opinion of Holder’s counsel, such disclosure is necessary to avoid a violation of law or regulation applicable to it and Holder has given at least two (2) Business Days prior notice, to the extent legally permissible, of the proposed disclosure to the Company.

Section 7.4                                   Legally Required Disclosure.  If Holder or any of its Representatives is requested or required by any tribunal or government agency to disclose any Confidential Material that would violate the other provisions of this Agreement, Holder or its Representatives requested or required to make the disclosure shall provide the Company with prompt notice, to the extent legally permissible, of any such request or requirement and shall provide such reasonable cooperation as the Company may request so that the Company may seek a protective order or other appropriate remedy at the Company’s sole expense and/or waive compliance with the provisions of this Agreement as it would apply to such requested or required disclosure.  If, in the absence of a protective order or other remedy or the receipt of a written waiver from the Company, Holder and/or its Representatives that is requested or required to make the disclosure are nonetheless, in the opinion of Holder’s counsel, legally compelled to disclose the Confidential Material to any tribunal or government agency, Holder or such Representatives may disclose to such tribunal or government agency only that portion of the Confidential Material which such counsel advises is legally required to be disclosed, provided that Holder exercises commercially reasonable efforts to preserve the confidentiality of the Confidential Material.

Section 7.5                                   Injunctive Relief.  It is acknowledged and agreed by the Parties that if there occurs a breach or threatened breach by Holder of any of the agreements or obligations of Holder or its Representatives under this Article VII, (i) the Company may incur irreparable damages as a result thereof and the remedies that are available at law may not, by themselves, be adequate to compensate or protect the Company from or against such damages; and (ii) in addition to any other remedies that may be available at law or in equity, the Company shall be entitled to seek temporary, preliminary and permanent injunctive relief to halt any such breach or prevent any threatened breach from occurring.

Section 7.6                                   Return of Confidential Material.  Upon the termination of this Agreement, upon the written request of the Company for any reason or no reason, Holder shall promptly deliver or cause to be delivered to the Company, or destroy, at the Holder’s option, all Confidential Material furnished to Holder or its Representatives by or on behalf of the Company pursuant to this Agreement, and no copy thereof shall be retained by Holder or any of its Representatives, other than in accordance with record retention policies or procedures then in effect or Applicable Law (as defined in Section 3.3).

ARTICLE VIII:  CERTAIN LEGAL AND OTHER RESTRICTIONS

Section 8.1                                   Material Non-Public Information.  Holder hereby acknowledges that it is aware that the United States securities laws restrict any person who has received material, non-public information about the Company from purchasing or selling securities of the Company and from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance upon such information.  Holder acknowledges that it has been informed by the Company that any Confidential Material that may be furnished to it hereunder, the fact that the Company and Holder have entered into this Agreement, and the terms of the Sale, constitute or will include material, non-public information of the Company that is subject to such securities laws.

Section 8.2                                   Market Standoff Agreement.  Without limiting the obligations set forth in Section 8.1 above, Holder covenants and agrees that, from the date of this Agreement until this Agreement has been terminated in accordance with Section 9.1 below (the “Restricted Period”), without the prior written consent of the Company, the Holder shall not, and shall instruct its Representatives to not, in any manner (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of the Common Stock or any securities convertible into or exercisable or exchangeable for the Common Stock (including the Notes or such other securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) (the “Securities”); (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of Securities, whether any such swap or transaction is to be settled by delivery of the Common Stock or other securities, or in cash or other property; or (iii) make any demand for or exercise any right with respect to the registration of any Securities.

Section 8.3                                   Standstill Agreement.  Without limiting the obligations set forth in Section 8.2 above, Holder further covenants and agrees that, during the Restricted Period, without the prior written consent of the Company, none of Holder or its Representatives shall in any manner, directly or indirectly, effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any tender or exchange offer, merger or other business combination involving the Company or any of its subsidiaries; (ii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company; (iii) representation for itself or any of its Representatives on the Board of Directors of the Company, whether by a proxy contest or otherwise, or (iv) take any action which in and of itself would require the Company or any of its Affiliates or Representatives to make a public announcement or public filing regarding any of the types of matters set forth in the preceding clauses (i) through (iii), inclusive, of this Section 8.3; or (v) enter into any discussions, arrangements or agreements with any third person with respect to any of the foregoing.

Section 8.4                                   Limitation on Restrictions.  Notwithstanding the foregoing provisions of this Article VIII, to the extent (and only to the extent) that the Financing Transaction is structured as a Rights Offering, Holder shall not be prevented from participating in the Financing Transaction to the extent (and only to the extent) that Holder receives subscription rights distributed pursuant to the Rights Offering.

ARTICLE IX:  TERMINATION OF AGREEMENT

Section 9.1                                   Termination.  This Agreement shall be effective as of the Effective Date (as defined in Section 11.2) and shall continue in full force and effect until terminated in accordance with this Section 9.1.

a.                                       Mutual Agreement.  Other than pursuant to an automatic termination contemplated by Section 9.1(b), this Agreement and the other Agreements may be terminated at any time following the Effective Date only upon the mutual written consent of the Company and Holder.

b.                                       Automatic Termination.  This Agreement shall terminate immediately (and without any action by either Party) upon the earliest to occur of (i) 11:59 p.m. New York City time on the date which is the forty-seventh (47th) calendar day following, but excluding, the Initial Effective Date; provided, that in the event the Securities and Exchange Commission elects to review or issue comments with respect to the Company’s Registration Statement related to the Rights Offering, the period of time set forth above shall be extended by ten (10) calendar days, and provided further, that if such date is not a Business Day then the Agreement shall terminate on the next Business Day (the “Lock-Up Period”), (ii) the date that is sixteen (16) days, or fourteen (14) days if a shorter period for holding open the Rights Offering is approved by the New York Stock Exchange, prior to the expiration of the Lock-Up Period, including in such period the last day of the Lock-Up Period, if the Company has not commenced mailing of offering materials to its shareholders pursuant to the Rights Offering on or prior to such date, (iii) any Interest Date if the Company fails to timely pay Interest on any outstanding Principal at the applicable Interest Rate on such Interest Date, (iv) the date on which it becomes impossible for the Company to fulfill any of the conditions contained in Section 1.3(b) prior to expiration of the Lock-Up Period, as mutually determined in good faith by the Holder and the Company, (v) any date by which the Company defaults on its obligations under the Securities Purchase Agreement or the Notes if the Company has not cured such default within two Business Days after such default, (vi) the date by which it becomes impossible to timely consummate the Sale by the expiration of the Lock-Up Period for any reason, including, but not limited to, the making of an order and/or receipt of injunctive or other relief by any court of competent jurisdiction or other Governmental Authority that has the effect of enjoining the Sale and/or Financing Transaction, as mutually determined in good faith by the Holder and the Company, (vii) any date on which the Company fails to comply with any of the covenants set forth herein if the Company has not cured such failure within two Business Days after such failure, and (viii) the date on which the Sale is completed and the other transactions contemplated by this Agreement have been consummated.  For purposes of this Agreement, “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required to be closed under the laws of New York or Hawaii.

c.                                       Optional Termination.  The Company shall, as promptly as practicable, provide written notice to the Holder of a Material Event (as defined below).  This Agreement shall terminate, at the option of the Holder prior to the date that is five (5) Business Days following, but excluding, the date the Holder receives written notice from the Company of a Material Event.  In the event such optional right of termination is exercised, the Lock-Up Fee shall be refunded to the Company within three (3) Business Days thereafter.

For purposes of Section 9.1(c), the following definition shall apply:

“Material  Event” means a determination (as such, a “Determination”) by the Board of Directors of the Company (the “Board”) either (i) to actively engage in negotiations with prospective investors relating to the terms of a financing transaction other than the Financing Transaction, or (ii) to actively engage in negotiations with a third party relating to, or to engage an investment banker to pursue, an acquisition or purchase of substantially all the assets of the Company, or a merger, consolidation, reorganization, share exchange, recapitalization, liquidation, dissolution or other similar transaction, whether initiated by the Company or any other third party; provided that a sale of one or more individual parcels of real property by the Company in the ordinary course for value generally consistent with the current fair market value as of the date hereof of such real property, as determined in good faith by the Board, shall not be a Material Event, unless such sale or sales constitute a sale of substantially all the assets of the Company when taken together; provided, further that the Company may not take any action in order to delay the Determination for the purpose of avoiding the requirement to deliver the notice described in Section 9.1(c).

Section  9.2                                Survival.  If this Agreement is terminated pursuant to Section 9.1(b)(viii), Articles I, II, III, IV, V, VI, VII, X and XI of this Agreement shall survive the termination of this Agreement.  If this Agreement is terminated for any reason other than pursuant to Section 9(b)(viii), Articles II, III, IV, VII, X, XI and Section 5.2 (but not any other section of Article V) shall survive the termination of this Agreement.

ARTICLE X:  INDEMNIFICATION

Section 10.1                            Indemnification.        The Company hereby agrees to indemnify and hold the Holder and its officers, directors, partners, agents, employees, lawyers and advisors, and each of their respective successors and assigns (each, an “Indemnified Party”), harmless from and against any and all claims, actions, suits, liabilities and judgments, and costs and expenses directly related thereto (including reasonable costs of defense on an as-incurred basis), arising by reason of or resulting from the Holder’s execution of this Agreement and performance of its obligations hereunder (including, without limitation, the waivers and amendments contemplated by Articles IV, V and VI).  In the event that a third party (including, for the avoidance of doubt, any Holder who is not a Participating Holder) commences any action against an Indemnified Party, the Indemnified Party shall provide written notice of such commencement promptly to the Company.  The Company may, at its election and at its own expense and without limiting its obligations to indemnify the Indemnified Party, assume control of the defense of such action with counsel reasonably satisfactory to the Indemnified Party; provided, that if the Company assumes control of the defense, the Indemnified Party may retain separate counsel of its choice at its own cost and expense.  The Indemnified Party will cooperate with the Company in the defense of any such action.  The Company shall provide the other party with copies of all notices, pleadings, and other papers filed or received in connection with such action, and in no event shall either the Indemnified Party or the Company consent or agree to a settlement of any such action without the prior written consent of the other; provided, that if the Company obtains a settlement of such action that includes an unconditional release of the Indemnified Party as to the claims set forth in such action, the Company shall not require the consent of the Indemnified Party to settle such action.

ARTICLE XI:  MISCELLANEOUS

Section 11.1                            Entire Agreement.  This Agreement and any documents and agreements executed in connection with the Sale embody the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersede all prior and contemporaneous oral or written agreements, representations, warranties, contracts, correspondence, conversations, memoranda and understandings between or among the Parties or any of their Representatives relative to such subject matter, including, without limitation, any term sheets, emails or draft documents.

Section 11.2                            Effective Date.  This Agreement shall become effective upon its execution by the Company and the Holder and the timely receipt by the Holder of the Lock-Up Fee (the “Effective Date”).

Section 11.3                            Amendments.  No provision of this Agreement may be waived or amended other than by an instrument signed by the Company and the Holder.

Section 11.4                            Construction.  References in the singular shall include the plural, and vice versa, unless the context otherwise requires.  References in the masculine shall include the feminine and neuter, and vice versa, unless the context otherwise requires.  The terms “hereof,” “herein,” “hereunder” and “hereto” and words of similar import shall refer to this Agreement as a whole and not to the section, paragraph or provision in which such term is used or found, unless the context otherwise requires.  Neither Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all language in all parts of this Agreement shall be construed in accordance with its fair meaning, and not strictly for or against either Party.

Section 11.5                            Headings.  Headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meanings of the provisions hereof.

Section 11.6                            Governing Law.  This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the State of New York, without reference to its choice of law rules.

Section 11.7                            Severability.  If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, this Agreement shall be interpreted and enforced as if such provision were not contained herein.

Section 11.8                            Waiver.   No waiver by a Party of any right, power or privilege under this Agreement, or of any breach or non-compliance by the other Party of any of its agreements or covenants contained herein, shall be binding or effective unless set forth in a written instrument signed by the Party to be charged with such waiver.  No failure or delay by either Party in exercising any right, power or privilege under this Agreement shall operate as a waiver of such right, power or privilege; nor shall any single or partial exercise of that right, power or privilege preclude any other or future exercise thereof.

Section 11.9                            Further Assurances.  Each Party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 11.10                     Counterparts.                    This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.  Any counterpart or other signature hereon delivered by facsimile shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by such Party.

Section 11.11                     Independent Nature of Holder’s Obligations and Rights.  The obligations of the Holder under this Agreement or any other document relating thereto are several and not joint with the obligations of any other Holder, and the Holder shall not be responsible in any way for the performance of the obligations of any other Holder under this Agreement or any other document relating thereto.  Nothing contained herein or in this Agreement or any other document relating thereto, and no action taken by the Holder pursuant hereto, shall be deemed to constitute such Holder and other Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that such Holder and the other Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement or any other document relating thereto and the Company acknowledges that the Holders are not acting in concert or as a group with respect to such obligations or the transactions contemplated by Agreement and any other document relating thereto.  The Company and the Holder confirms that the Holder has independently participated in the negotiation of the transactions contemplated hereby with the advice of its own counsel.  The Holder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of any other document relating thereto, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose.

 [Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties hereto has caused this Convertible Note Purchase Agreement to be executed as of the date first above written.

“HOLDER”:	“COMPANY”:

MAUI LAND & PINEAPPLE COMPANY, INC.

By:	By:

Name:	Name:

Title:	Title:

SCHEDULE A

SELLING BENEFICIAL OWNERS

Name of Beneficial Owner	Principal Amount of Sold Notes	Purchase Price